EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Vantone International Group, Inc.

A signed original of this written statement required by Section 906 has been provided to Vantone International Group, Inc. and will be retained by Vantone International Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

February 15, 2010	/s/ Honggang Yu
Honggang Yu, Chief Executive Officer and
Chief Financial Officer